Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

POWELL MAX LIMITED

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Class A ordinary shares, par value $0.0008 per share	(1)	Other	74,809,231	$2.1850	$163,458,169.74	0.0001381	$22,573.57

Total Offering Amounts:							$163,458,169.74		22,573.57
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$22,573.57

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Offering Note(s)

(1)	Represents Class A Ordinary Shares of the Company, which consists of (i) 68,273,088 Class A Ordinary Shares issuable upon the conversion of 6,827,308 Class C Ordinary Shares issued by the Company to certain purchasers; (ii) 6,024,095 Class A Ordinary Shares issuable upon the exercise of common warrants issued to certain purchasers in the January 2026 Private Placement; and (iii) 512,048 Class A Ordinary Shares issuable upon the exercise of placement agent warrants issued to the placement agent.

Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low prices of the Company’s Class A Ordinary Shares as reported on the applicable exchange within five business days prior to the filing of this Registration Statement, which was $2.185 per share.

Pursuant to Rule 416 under the Securities Act, the Company is also registering an indeterminate number of additional Class A Ordinary Shares as may become issuable by reason of any stock dividends, stock splits, recapitalizations, or other similar transactions.

No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.